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                                Third Amendment
                                    to the
                          Proler International Corp.
                            1988 Stock Option Plan


    This Amendment dated June 17, 1994 to the Proler International Corp. 1988 Stock Option Plan (the "Plan"):

                                  WITNESSETH:

    WHEREAS, the Board of Directors of Proler International Corp. (the "Company") has determined that the number of shares of the Company's common stock, $1.00 par value per share, subject to the Plan shall be increased by 100,000 shares, from 180,000 shares to 280,000 shares, and

    WHEREAS, the shareholders of the Company have approved an amendment to the Plan providing for such increase and certain other changes,

    NOW, THEREFORE, the Plan is hereby amended as follows:

    1. The third sentence of Section 2 of the Plan is hereby amended to read in its entirety as follows:

    "Members of the Committee shall be disinterested persons as defined under the rules and regulations promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended."

    2. The second sentence of Section 3 of the Plan is hereby amended to read in its entirety as follows:

        "The total amount of the Stock with respect to which Options may granted shall not exceed in the aggregate 280,000 shares; provided, that such aggregate number of shares shall be subject to adjustment in accordance with the provisions of Section 16 hereof."

    3. Section 4 of the Plan is hereby amended to read in its entirety as follows:

        "4. Eligibility. The individuals who shall be eligible to participate in the Plan shall be such key employees (including officers who may be members of the Board of Directors) of the Company, or of any subsidiary corporation, as the Committee shall determine from time to time. Except as may otherwise be specifically provided herein, for all purposes of the Plan, the term `subsidiary corporation' shall have the meaning set forth in Section 424(f) of the Code, or any successor provision thereto."
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    4. The second, third and fourth paragraphs of Section 16 of the Plan are hereby amended to read in their entirety as follows:

        "If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Stock outstanding, without receiving compensation therefor in money, services or property, then
    (a) the number and per share price of shares of Stock subject to outstanding Options hereunder shall be appropriately adjusted in such a manner as to entitle an optionee to receive upon exercise of an Option, for the same aggregate cash consideration, the same total number and class of shares as he would have received had he exercised his Option in full immediately prior to the event requiring the adjustment; and (b) the number and class of shares then reserved for issuance under the Plan shall be adjusted by substituting for the total number and class of shares of Stock then reserved for that number and class of shares of Stock that would have been received by the owner of an equal number of outstanding shares of Stock as the result of the event requiring the adjustment.

        "After the merger of one or more corporations into the Company or after a consolidation of the Company and one or more corporations in which the Company is the surviving corporation, each holder of an outstanding Option, upon exercise of such Option, shall be entitled to receive (at no additional cost but subject to any required action by stockholders) in lieu of the number of shares of Stock with respect to which such Option is exercisable, the number and class of shares of stock (or other securities or consideration) to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of the same number of shares of Stock which he would have otherwise received upon exercise of such Option.

        "If the Company is merged with or into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company is liquidated, or sells or otherwise disposes of substantially all its assets to another corporation while unexercised Options remain outstanding under the Plan, (i) subject to the provisions of clause (iii) below, after the effective date of such merger, consolidation, liquidation, or sale, as the case may be, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive at no additional cost in lieu of shares of Stock, shares of such stock (or other securities or consideration) as the holders of shares of Stock received pursuant to the terms of the merger, consolidation, liquidation, or sale;
    (ii) the Board of Directors may waive any limitations set forth in or imposed pursuant to Section 8 so that all Options, from and after a date prior to the effective date of such merger, consolidation, liquidation or sale, as the case may be, shall be exercisable in full; and (iii) all outstanding Options may be canceled by the Board of Directors as of the effective date of any such merger, consolidation, liquidation or sale provided that (a) notice of such cancellation shall
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    be given to each holder of an Option, and (b) each holder of an Option shall have the right to exercise such Option in full (without regard to any limitations set forth in or imposed pursuant to Section 8 hereof) during a 30-day period preceding the effective date of such merger, consolidation, liquidation, or sale."

    5. The reference to "Section 422A" of the Internal Revenue Code of 1986, as amended (the "Code"), appearing in the last sentence of Section 2 of the Plan is amended to read "Section 422."

   6. Each reference to "Section 425(f)" of the Code appearing in the last paragraph of Section 12 of the Plan is amended to read "Section 424(f)."

    7. As modified and amended hereby, the Plan and all of the provisions thereof remain in full force and effect.